Exhibit 99.1
Sunrun Reports Fourth Quarter and Full Year 2023 Financial Results

Storage Capacity Installed of 219.7 Megawatt hours in Q4, exceeding guidance range and representing 154% year-over-year growth

Nationally, storage attachment rates hit 45% of installations in Q4; recent storage attachment rates have reached ~48% on new sales

Solar Energy Capacity Installed of 227.1 Megawatts in Q4, reaching 6.7 Gigawatts of Networked Solar Energy Capacity

Net Subscriber Value of $13,445 in Q4, an increase of $2,414 from Q3 and exceeding guidance

Cash Generation of $11 million in Q4; Reiterating Cash Generation outlook for 2024

Net Earning Assets increased $466 million, reaching $5 billion, including $988 million in Total Cash, a $36 million increase compared to Q3

SAN FRANCISCO, February 21, 2024 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of residential solar, storage and energy services, today announced financial results for the fourth quarter and full year ended December 31, 2023.

“Sunrun ended 2023 in a great position and is starting off 2024 with incredible momentum. Our team is driving an increased mix of higher-margin storage offerings and delivering positive Cash Generation in Q4. We are extending our differentiation by not only making clean, affordable and reliable energy accessible to families across America with the most pro-consumer offerings, but by delivering a superior customer experience and service in the industry. Our strong sales activities and market position gives us confidence that installations will grow considerably from Q1 levels,” said Mary Powell, Sunrun’s Chief Executive Officer. “We are focused on customer lifetime engagement by not only providing the best service for our customers during their multi-decade relationship with us, but by providing additional products and services customers want, including offering early renewals, adding storage to existing systems, and providing additional products. The pilot of our early renewal product is incredibly encouraging and demonstrates how Sunrun is uniquely positioned to benefit from providing customers valuable services beyond their initial subscription agreement.”

“We are driving positive Cash Generation by executing on our margin-focused strategy, optimizing our geographic and product mix, and increasing installation labor efficiency. Cash Generation was $11 million in the fourth quarter, and we are reiterating our strong Cash Generation outlook for 2024,” said Danny Abajian, Sunrun’s Chief Financial Officer. “We have been active in the capital markets, raising more than $3 billion in capital thus far in Q1, largely with non-recourse asset financing and tax equity to support our growth, and proactively extending maturities to maintain a strong and healthy balance sheet. In the fourth quarter, and into 2024, we repurchased approximately $26 million in principal value of our 2026 convertible bonds at a substantial discount to par, driving shareholder value.”

Fourth Quarter Updates
•Storage attachment rates accelerating: Storage attachment rates on installations reached 45% in Q4, up from 15% at the beginning of year, with 219.7 Megawatt hours installed during the quarter. Recent sales activities are at ~48% nationally, with California exceeding 85% of all new customers including storage with the solar system. Sunrun has now installed more than 90,000 solar and storage systems, representing over 1.3 Gigawatt hours of stored energy capacity.
•Strong results from renewal pilot: Sunrun has launched a pilot to offer customers the ability to renew their subscription agreements early and extend the price protection and peace of mind our service provides. Initial results demonstrate strong value creation potential beyond our initial contracts. So far, nearly 75% of the customers reached are eager to renew contracts for >5 years with their current rate escalation or are in the process of evaluating proposals. Only about 25% of customers opted not to renew early at our first attempt of presenting the offer (about 5 years before contract expiration). However, about half of these customers have expressed interest to buy the system outright, explore upsizing their systems with Sunrun with new equipment, or expressed that they might be moving. All of these scenarios provide opportunities for incremental margin for Sunrun. Economics of executed renewals represents >10% higher Gross Earning Assets (GEA) on average compared to what is embedded in our reported metrics (Contracted + Renewal periods). In addition, approximately half of the Renewal GEA would become Contracted-period GEA. We will continue to optimize our customer-offers and approach and learn from this pilot.

•Standalone Storage and Retrofit Update: Consistent with the company’s strategy to provide customers value beyond their initial subscription agreements, and consistent with our objective to be a leader in storage, Sunrun commenced both standalone storage and retrofit product sales during the fourth quarter. While it's still early days and only available in select areas, orders have been growing rapidly.
•Partnership with Lowe’s: Today Sunrun announced the company has selected Lowe’s as our preferred home improvement retail partner. Sunrun is already staffing stores and generating leads, launching in stores last week. Sunrun representatives began staffing more than 260 Lowe’s stores in 10 states, including California, Illinois, and Texas, and are now available to answer questions and guide customers through the process of going solar at their homes. Sunrun determined Lowe’s presented a superior, attractive opportunity with considerable strategic alignment.
•Strong capital market execution: Sunrun has arranged new capital or extended maturities of existing capital during Q1 to support growth. Sunrun upsized and extended the maturity of its senior non-recourse revolving warehouse facility. The amended facility was expanded by $550 million to $2.35 billion (from $1.8 billion) and the maturity was extended from April 2025 to April 2028. Sunrun also amended and extended the maturity of its recourse working capital facility, extending the maturity from January 2025 to November 2025 (with a springing maturity provision to March 2027, subject to certain conditions). The size was reduced slightly from $600 million to $447.5 million, with an option to upsize the facility to up to $477.5 million prior to September 30, 2024.
•SolarAPP+ Update: As a founding member developing the industry-wide web-based solar permitting tool, SolarAPP+ we are pleased to see the growing adoption and benefits in streamlining permitting and interconnection. In California, approximately one third of our installations in the fourth quarter utilized SolarAPP+, up from around 4% at the start of the year. We are seeing a dramatic improvement in cycle times in areas utilizing SolarApp+, providing a 13 day reduction in the cycle times awaiting permits. Reducing cycle times helps reduce ‘soft costs’ and improves the homeowners’ experience.

Key Operating Metrics

In the fourth quarter of 2023, Customer Additions were 30,005, including 27,000 Subscriber Additions. As of December 31, 2023, Sunrun had 933,275 Customers, including 781,087 Subscribers. Customers grew 17% in the fourth quarter of 2023 compared to the fourth quarter of 2022.

Annual Recurring Revenue from Subscribers was over $1.3 billion as of December 31, 2023. The Average Contract Life Remaining of Subscribers was 17.8 years as of December 31, 2023.

Subscriber Value was $50,302 in the fourth quarter of 2023, an 18% increase compared to the fourth quarter of 2022. Creation Cost was $36,857 in the fourth quarter of 2023.

Net Subscriber Value was $13,445 in the fourth quarter of 2023. Total Value Generated was $363 million in the fourth quarter of 2023. On a pro-forma basis assuming a 7.5% discount rate, consistent with current capital costs, Subscriber Value was $45,304 and Net Subscriber Value was $8,447 in the fourth quarter of 2023. Commencing in the third quarter of 2023, Subscriber Value included benefits obtained from the energy communities ITC adder for systems deployed during the quarter and commencing in the fourth quarter of 2023, Subscriber Value included expected benefits from the low-income communities (LMI) ITC adder awards for systems deployed during the quarter. Subscriber Value does not yet include value we may receive from the domestic content ITC adder and additional value we may obtain from systems that are eligible for LMI adders. These critical ITC adders will make solar more affordable and accessible to a broader consumer population.
Additionally, hardware costs for key items such as modules, inverters and batteries continue to fall based on current procurement activities, and are expected to provide additional benefits of $1,046 in future periods to Net Subscriber Value. While these cost tailwinds do not benefit Q4 deployments, we have provided the impact of the cost benefits we expect to achieve in future periods as we work through higher-cost inventory. Pro-forma for these benefits, at a 6% discount rate, Net Subscriber Value was $15,256 in Q4. Adjusted for an 7.5% discount rate, but including the full ITC adder benefits and cost deflation, pro-forma Net Subscriber Value was $10,258 in Q4.

Gross Earning Assets as of December 31, 2023, were $14.2 billion. Net Earning Assets were $5.0 billion, which included $988 million in Total Cash, as of December 31, 2023.

Cash Generation was $10.9 million in the fourth quarter of 2023.

Storage Capacity Installed was 219.7 Megawatt hours in the fourth quarter of 2023. This represents a 25% sequential increase from the 175.6 Megawatt hours of Storage Capacity Installed in the third quarter of 2023 and 154% year over year increase from the 86.6 Megawatt hours of Storage Capacity Installed in the fourth quarter of 2022.

Solar Energy Capacity Installed was 227.1 Megawatts in the fourth quarter of 2023. Solar Energy Capacity Installed for Subscribers was 208.2 Megawatts in the fourth quarter of 2023.

Networked Solar Energy Capacity was 6,689 Megawatts as of December 31, 2023. Networked Solar Energy Capacity for Subscribers was 5,636 Megawatts as of December 31, 2023. Networked Storage Capacity was 1.3 Gigawatt hours as of December 31, 2023.

The solar energy systems we deployed in Q4 are expected to offset the emission of 4.6 million metric tons of CO2 over the next thirty years. Over the last twelve months, Sunrun’s systems are estimated to have offset 3.8 million metric tons of CO2.

Outlook

Storage Capacity Installed is expected to be in a range of 800 to 1,000 Megawatt hours the full-year 2024. This range represents approximately 40% to 75% growth year over year.

Storage Capacity Installed is expected to be in a range of 160 to 170 Megawatt hours in the first quarter of 2024. This range represents approximately 125% to 139% growth year over year.

Solar Energy Capacity Installed is expected to be in a range of approximately 971 to 1,073 Megawatts for the full-year 2024, reflecting a range representing a 5% decline to 5% growth year over year.

Solar Energy Capacity Installed is expected to be in a range of 165 to 175 Megawatts in the first quarter of 2024. This range represents a decline of approximately 23% to 27% from the fourth quarter, as volumes are typically seasonally lower in the first quarter owing to the timing of sales activities and weather-related limitations on installations.

Net Subscriber Value is expected to be sequentially lower in Q1, following typical seasonal patterns owing to fixed cost absorption and timing of sales activities and volume recognition. More favorable cost absorption, an increasing mix of storage, meaningful hardware cost deflation tailwinds and forthcoming ITC adder value is expected to provide material uplift to our Net Subscriber Values in Q2 through Q4 of 2024. Management expects Net Subscriber Value to reach levels during 2024 which exceed the realized amount in the fourth quarter of 2023.

Total Value Generated is expected to grow by over 15% for the full-year 2024 driven by higher Subscriber Values and lower input costs.

Management is reiterating guidance of positive Cash Generation cumulatively from 4Q 2023 through 4Q 2024 and to reach an annualized Cash Generation run-rate of $200 million to $500 million in the fourth quarter of 2024, subject to the assumptions outlined in our accompanying presentation.

Fourth Quarter 2023 GAAP Results

Total revenue was $516.6 million in the fourth quarter of 2023, down $92.6 million, or 15%, from the fourth quarter of 2022. Customer agreements and incentives revenue was $321.6 million, an increase of $79.3 million, or 33%, compared to the fourth quarter of 2022. Solar energy systems and product sales revenue was $195.0 million, a decrease of $171.9 million, or 47%, compared to the fourth quarter of 2022. The increasing mix of Subscribers results in less upfront revenue recognition, as revenue is recognized over the life of the Customer Agreement which is typically 20 or 25 years.

Total cost of revenue was $482.6 million, a decrease of 13% year-over-year. Total operating expenses were $714.1 million, a decrease of 11% year-over-year.

During the fourth quarter of 2023, Sunrun recorded a $58.7 million non-cash charge related to its investment in Lunar Energy. The company recorded a non-cash charge in Other Expenses of $58.7 million or $0.27 per basic share.

Net loss attributable to common stockholders was $350.1 million, or $1.60 per basic and diluted share, in the fourth quarter of 2023. Pro-forma to exclude the non-cash charge in Q4, non-GAAP net loss would have been $291.5 million or $1.33 per diluted share in the fourth quarter of 2023.

Full Year 2023 GAAP Results

Total revenue was $2,259.8 million in the full year 2023, down $61.6 million, or 3%, from the full year 2022. Customer agreements and incentives revenue was $1,186.7 million, an increase of $203.7 million, or 21%, compared to the full year 2022. Solar energy systems and product sales revenue was $1,073.1 million, a decrease of $265.3 million, or 20%, compared to the full year 2022.

Total cost of revenue was $2,096.8 million, an increase of 4% year-over-year. Total operating expenses were $3,080.5 million excluding goodwill impairment, an increase of 3% year-over-year.

During the year, Sunrun recorded a non-cash goodwill impairment charge of approximately $1.2 billion. Due to the decline in our stock price, we wrote down our goodwill from $4.3 billion to $3.1 billion during the third quarter of 2023. The goodwill primarily arose following the stock-for-stock acquisition of Vivint Solar in October 2020, with the majority arising from and determined based on the market capitalizations at the time of the acquisition. The company recorded a non-cash goodwill impairment charge of $1.2 billion, or $5.35 per basic share, in our Consolidated Statement of Operations for the full year 2023, which was reflected in the Company’s third quarter results.

Net loss attributable to common stockholders was $1,604.5million, or $7.41 per basic and diluted share for the full year 2023. Pro-forma to exclude the non-cash goodwill impairment charge in Q3, and non-cash loss on an equity investment in Lunar Energy in Q4, non-GAAP net loss would have been $387.8 million or $1.79 per diluted share for the full-year 2023.

Financing Activities

As of February 21, 2024, closed transactions and executed term sheets provide us with expected tax equity to fund approximately 195 Megawatts of Solar Energy Capacity Installed for Subscribers beyond what was deployed through December 31, 2023. As of December 31, 2023 Sunrun also had $577 million available in its non-recourse senior revolving warehouse facility to fund over 211 Megawatts of Solar Energy Capacity Installed for Subscribers, pro-forma to include the upsize and amendment which was closed subsequent to the end of the quarter.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its fourth quarter and full year 2023 results and business outlook at 1:30 p.m. Pacific Time today, February 21, 2024. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 407-5989 (toll free) or (201) 689-8434 (toll). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

About Sunrun

Sunrun Inc. (Nasdaq: RUN) revolutionized the solar industry in 2007 by removing financial barriers and democratizing access to locally-generated, renewable energy. Today, Sunrun is the nation’s leading provider of clean energy as a subscription service, offering residential solar and storage with no upfront costs. Sunrun’s innovative products and solutions can connect homes to the cleanest energy on earth, providing them with energy security, predictability, and peace of mind. Sunrun also manages energy services that benefit communities, utilities, and the electric grid while enhancing customer value. Discover more at www.sunrun.com

Non-GAAP Information

This press release includes references to certain non-GAAP financial measures, such as non-GAAP net (loss) income and non-GAAP net (loss) income per share. We believe that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of current period performance on a comparable basis with prior periods. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to the GAAP financial measures presented in this press release and our financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies.

Non-GAAP net (loss) income is defined as GAAP net (loss) income adjusted by the non-cash goodwill impairment charge. Management believes the exclusion of this non-cash and non-recurring item provides useful supplemental information to investors and facilitates the analysis of its operating results and comparison of operating results across reporting periods.

Forward Looking Statements

This communication contains forward-looking statements related to Sunrun (the “Company”) within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements related to: the Company’s financial and operating guidance and expectations; the Company’s business plan, trajectory, expectations, market leadership, competitive advantages, operational and financial results and metrics (and the assumptions related to the calculation of such metrics); the Company’s momentum in its business strategies including its ESG efforts, expectations regarding market share, total addressable market, customer value proposition, market penetration, financing activities, financing capacity, product mix, and ability to manage cash flow and liquidity; the growth of the solar industry; trends or potential trends within the solar industry, our business, customer base, and market; the Company’s ability to derive value from the anticipated benefits of partnerships, new technologies, and pilot programs, including contract renewal and repowering programs; anticipated demand, market acceptance, and market adoption of the Company’s offerings, including new products, services, and technologies; the Company’s strategy to be a storage-first company; the ability to increase margins based on a shift in product focus; expectations regarding the growth of home electrification, electric vehicles, virtual power plants, and distributed energy resources; the Company’s ability to manage suppliers, inventory, and workforce; supply chains and regulatory impacts affecting supply chains; the Company’s leadership team and talent development; the legislative and regulatory environment of the solar industry and the potential impacts of proposed, amended, and newly adopted legislation and regulation on the solar industry and our business; the ongoing expectations regarding the Company’s storage and energy services businesses and anticipated emissions reductions due to utilization of the Company’s solar energy systems; and factors outside of the Company’s control such as macroeconomic trends, bank failures, public health emergencies, natural disasters, acts of war, terrorism, geopolitical conflict, or armed conflict / invasion, and the impacts of climate change. These statements are not guarantees of future performance; they reflect the Company’s current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include: the Company’s continued ability to manage costs and compete effectively; the availability of additional financing on acceptable terms; worldwide economic conditions, including slow or negative growth rates and inflation; volatile or rising interest rates; changes in policies and regulations, including net metering, interconnection limits, and fixed fees, or caps and licensing restrictions and the impact of these changes on the solar industry and our business; the Company’s ability to attract and retain the Company’s business partners; supply chain risks and associated costs; realizing the anticipated benefits of past or future investments, partnerships, strategic transactions, or acquisitions, and integrating those acquisitions; the Company’s leadership team and ability to attract and retain key employees; changes in the retail prices of traditional utility generated electricity; the availability of rebates, tax credits and other incentives; the availability of solar panels, batteries, and other components and raw materials; the Company’s business plan and the Company’s ability to effectively manage the Company’s growth and labor constraints; the Company’s ability to meet the covenants in the Company’s investment funds and debt facilities; factors impacting the home electrification and solar industry generally, and such other risks and uncertainties identified in the reports that we file with the U.S. Securities and Exchange Commission from time to time. All forward-looking statements used herein are based on information available to us as of the date hereof, and we assume no obligation to update publicly these forward-looking statements for any reason, except as required by law.

Citations to industry and market statistics used herein may be found in our Investor Presentation, available via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com.

Consolidated Balance Sheets
(In Thousands)

	As of December 31,
	2023	2022
Assets
Current assets:
Cash	$678,821	$740,508
Restricted cash	308,869	212,367
Accounts receivable, net	172,001	214,255
Inventories	459,746	783,904
Prepaid expenses and other current assets	262,822	146,609
Total current assets	1,882,259	2,097,643
Restricted cash	148	148
Solar energy systems, net	13,028,871	10,988,361
Property and equipment, net	149,139	67,439
Goodwill	3,122,168	4,280,169
Other assets	2,267,652	1,835,045
Total assets	$20,450,237	$19,268,805
Liabilities and total equity
Current liabilities:
Accounts payable	$230,723	$339,166
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	35,180	32,050
Accrued expenses and other liabilities	499,225	406,466
Deferred revenue, current portion	128,600	183,719
Deferred grants, current portion	8,199	8,252
Finance lease obligations, current portion	22,053	11,444
Non-recourse debt, current portion	547,870	157,810
Pass-through financing obligation, current portion	16,309	16,544
Total current liabilities	1,488,159	1,155,451
Deferred revenue, net of current portion	1,067,461	912,254
Deferred grants, net of current portion	195,724	201,094
Finance lease obligations, net of current portion	68,753	17,302
Line of credit	539,502	505,158
Non-recourse debt, net of current portion	9,191,689	7,343,299
Convertible senior notes	392,867	392,882
Pass-through financing obligation, net of current portion	278,333	289,011
Other liabilities	190,866	140,290
Deferred tax liabilities	122,870	133,047
Total liabilities	13,536,224	11,089,788
Redeemable noncontrolling interests	676,177	609,702
Total stockholders’ equity	5,230,228	6,708,122
Noncontrolling interests	1,007,608	861,193
Total equity	6,237,836	7,569,315
Total liabilities, redeemable noncontrolling interests and total equity	$20,450,237	$19,268,805

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue:
Customer agreements and incentives	$321,555	$242,258	$1,186,706	$983,047
Solar energy systems and product sales	195,035	366,894	1,073,107	1,338,375
Total revenue	516,590	609,152	2,259,813	2,321,422
Operating expenses:
Cost of customer agreements and incentives	287,780	230,284	1,077,114	844,162
Cost of solar energy systems and product sales	194,808	324,443	1,019,638	1,178,548
Sales and marketing	166,760	189,040	740,821	745,386
Research and development	7,663	4,113	21,816	20,907
General and administrative	57,110	50,462	221,067	194,611
Goodwill Impairment	—	—	1,158,000	—
Total operating expenses	714,121	798,342	4,238,456	2,983,614
Loss from operations	(197,531)	(189,190)	(1,978,643)	(662,192)
Interest expense, net	(181,826)	(133,306)	(652,989)	(445,819)
Other (expense) income, net	(157,644)	(3,127)	(63,900)	260,657
Loss before income taxes	(537,001)	(325,623)	(2,695,532)	(847,354)
Income tax (benefit) expense	(1,595)	2,291	(12,691)	2,291
Net loss	(535,406)	(327,914)	(2,682,841)	(849,645)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(185,282)	(390,935)	(1,078,344)	(1,023,022)
Net (loss) income attributable to common stockholders	$(350,124)	$63,021	$(1,604,497)	$173,377
Net (loss) income per share attributable to common stockholders
Basic	$(1.60)	$0.30	$(7.41)	$0.82
Diluted	$(1.60)	$0.29	$(7.41)	$0.80
Weighted average shares used to compute net (loss) income per share attributable to common stockholders
Basic	218,461	213,534	216,642	211,347
Diluted	218,461	220,614	216,642	219,157

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Operating activities:
Net loss	$(535,406)	$(327,914)	$(2,682,841)	$(849,645)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	143,024	119,190	531,669	451,046
Goodwill impairment	—	—	1,158,000	—
Deferred income taxes	(1,623)	2,291	(12,716)	2,291
Stock-based compensation expense	27,555	21,931	111,781	110,633
Interest on pass-through financing obligations	4,862	4,997	19,504	20,076
Reduction in pass-through financing obligations	(9,820)	(10,059)	(40,352)	(41,164)
Unrealized gain on derivatives	108,226	6,914	28,105	(184,904)
Other noncash items	118,956	27,283	261,390	53,651
Changes in operating assets and liabilities:
Accounts receivable	5,762	545	15,748	(86,762)
Inventories	202,055	(194,810)	324,158	(277,085)
Prepaid expenses and other current assets	(142,438)	(95,092)	(476,628)	(378,807)
Accounts payable	(52,514)	55,221	(108,785)	40,458
Accrued expenses and other liabilities	(31,986)	(8,679)	(56,473)	64,122
Deferred revenue	47,340	93,509	106,700	227,297
Net cash used in operating activities	(116,007)	(304,673)	(820,740)	(848,793)
Investing activities:
Payments for the costs of solar energy systems	(651,462)	(511,307)	(2,587,183)	(1,992,863)
Purchase of equity investment	(5,000)	—	(5,000)	(75,000)
Purchases of property and equipment, net	(4,662)	(7,383)	(20,960)	(18,203)
Net cash provided by (used in) investing activities	(661,124)	(518,690)	(2,613,143)	(2,086,066)
Financing activities:
Proceeds from state tax credits, net of recapture	—	—	4,033	—
Proceeds from line of credit	514,502	146,300	1,165,900	1,165,267
Repayment of line of credit	(492,248)	(147,109)	(1,131,556)	(871,175)
Repurchase of convertible senior notes	(1,545)	—	(1,545)	—
Proceeds from issuance of non-recourse debt	556,100	1,047,200	3,745,580	3,428,830
Repayment of non-recourse debt	(175,728)	(632,708)	(1,575,527)	(1,799,428)
Payment of debt fees	(412)	(20,712)	(47,342)	(62,994)
Proceeds from pass-through financing and other obligations, net	2,100	2,194	8,812	3,645
Payment of finance lease obligations	(6,484)	(3,657)	(23,279)	(14,146)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	459,858	489,243	1,572,399	1,414,793
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(51,578)	(65,528)	(225,114)	(217,633)
Acquisition of noncontrolling interest	—	(5,198)	(46,274)	(42,571)
Net proceeds related to stock-based award activities	8,459	10,308	22,611	32,863
Net cash provided by financing activities	813,024	820,333	3,468,698	3,037,451
Net change in cash and restricted cash	35,893	(3,030)	34,815	102,592
Cash and restricted cash, beginning of period	951,945	956,053	953,023	850,431
Cash and restricted cash, end of period	$987,838	$953,023	$987,838	$953,023

Reconciliation between GAAP and Non-GAAP diluted loss per share:

	Three Months Ended December 31, 2023		Year Ended December 31, 2023
	Net Loss	Diluted EPS	Net Loss	Diluted EPS
GAAP diluted loss per share	$(350,124)	$(1.60)	$(1,604,497)	$(7.41)
Goodwill impairment (2)	—	—	1,158,000	5.35
Lunar Energy equity investment (2)	58,662	0.27	58,662	0.27
Non-GAAP diluted loss per share (1)	$(291,462)	$(1.33)	$(387,835)	$(1.79)

GAAP weighted average shares for diluted EPS	218,461		216,642
Non-GAAP weighted average shares for diluted EPS	218,461		216,642

(1)    Non-GAAP diluted loss per share excludes the effects of the pro forma adjustment detailed above. Non- GAAP diluted loss per share is adjusted to exclude this item, as it is not used by management to evaluate the performance of the business.
(2)    Excluding this item of non-recurring, infrequent or unusual nature and its impact on the comparability of our results for the period to prior periods and future expected trends.

Key Operating and Financial Metrics

The following operating metrics are used by management to evaluate the performance of the business. Management believes these metrics, when taken together with other information contained in our filings with the SEC and within this press release, provide investors with helpful information to determine the economic performance of the business activities in a period that would otherwise not be observable from historic GAAP measures. Management believes that it is helpful to investors to evaluate the present value of cash flows expected from subscribers over the full expected relationship with such subscribers (“Subscriber Value”, more fully defined in the definitions appendix below) in comparison to the costs associated with adding these customers, regardless of whether or not the costs are expensed or capitalized in the period (“Creation Cost”, more fully defined in the definitions appendix below). The Company also believes that Subscriber Value, Creation Costs, and Total Value Generated are useful metrics for investors because they present an unlevered view of all of the costs associated with new customers in a period compared to the expected future cash flows from these customers over a 30-year period, based on contracted pricing terms with its customers, which is not observable in any current or historic GAAP-derived metric. Management believes it is useful for investors to also evaluate the future expected cash flows from all customers that have been deployed through the respective measurement date, less estimated costs to maintain such systems and estimated distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors (“Gross Earning Assets”, more fully defined in the definitions appendix below). The Company also believes Gross Earning Assets is useful for management and investors because it represents the remaining future expected cash flows from existing customers, which is not a current or historic GAAP-derived measure.

Various assumptions are made when calculating these metrics. Both Subscriber Value and Gross Earning Assets utilize a 6% rate to discount future cash flows to the present period. Furthermore, these metrics assume that customers renew after the initial contract period at a rate equal to 90% of the rate in effect at the end of the initial contract term. For Customer Agreements with 25-year initial contract terms, a 5-year renewal period is assumed. For a 20-year initial contract term, a 10-year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system. Estimated cost of servicing assets has been deducted and is estimated based on the service agreements underlying each fund.

Three Months Ended
In-period volume metrics:	December 31, 2023
Customer Additions	30,005
Subscriber Additions	27,000
Solar Energy Capacity Installed (in Megawatts)	227.1
Solar Energy Capacity Installed for Subscribers (in Megawatts)	208.2
Storage Capacity Installed (in Megawatts hours)	219.7

Three Months Ended
In-period value creation metrics:	December 31, 2023
Subscriber Value Contracted Period	$46,530
Subscriber Value Renewal Period	$3,772
Subscriber Value	$50,302
Creation Cost	$36,857
Net Subscriber Value	$13,445
Total Value Generated (in millions)	$363.0

Three Months Ended
In-period environmental impact metrics:	December 31, 2023
Positive Environmental Impact from Customers (over trailing twelve months, in millions of metric tons of CO2 avoidance)	3.8
Positive Expected Lifetime Environmental Impact from Customer Additions (in millions of metric tons of CO2 avoidance)	4.6

Period-end metrics:	December 31, 2023
Customers	933,275
Subscribers	781,087
Households Served in Low-Income Multifamily Properties	12,185
Networked Solar Energy Capacity (in Megawatts)	6,689
Networked Solar Energy Capacity for Subscribers (in Megawatts)	5,636
Networked Storage Capacity (in Megawatt hours)	1,324
Annual Recurring Revenue (in millions)	$1,336
Average Contract Life Remaining (in years)	17.8
Gross Earning Assets Contracted Period (in millions)	$10,802
Gross Earning Assets Renewal Period (in millions)	$3,364
Gross Earning Assets (in millions)	$14,167
Net Earning Assets (in millions)	$5,040

Note that Sunrun updated the discount rate used to calculate Subscriber Value and Gross Earning Assets to 6% commencing with the first quarter 2023 reporting. Also note that figures presented above may not sum due to rounding. For adjustments related to Subscriber Value and Creation Cost, please see the supplemental Creation Cost Methodology memo for each applicable period, which is available on investors.sunrun.com

Definitions

Deployments represent solar energy systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost (inclusive of acquisitions of installed systems), or (iii) for multi-family and any other systems that have reached our internal milestone signaling construction can commence following design completion, measured on the percentage of the system that has been completed based on expected system cost.

Customer Agreements refer to, collectively, solar power purchase agreements and solar leases.

Subscriber Additions represent the number of Deployments in the period that are subject to executed Customer Agreements.

Customer Additions represent the number of Deployments in the period.

Solar Energy Capacity Installed represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period.

Solar Energy Capacity Installed for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period that are subject to executed Customer Agreements.

Storage Capacity Installed represents the aggregate megawatt hour capacity of storage systems that were recognized as Deployments in the period.

Creation Cost represents the sum of certain operating expenses and capital expenditures incurred divided by applicable Customer Additions and Subscriber Additions in the period. Creation Cost is comprised of (i) installation costs, which includes the increase in gross solar energy system assets and the cost of customer agreement revenue, excluding depreciation expense of fixed solar assets, and operating and maintenance expenses associated with existing Subscribers, plus (ii) sales and marketing costs, including increases to the gross capitalized costs to obtain contracts, net of the amortization expense of the costs to obtain contracts, plus (iii) general and administrative costs, and less (iv) the gross profit derived from selling systems to customers under sale agreements and Sunrun’s product distribution and lead generation businesses. Creation Cost excludes stock based compensation, amortization of intangibles, and research and development expenses, along with other items the company deems to be non-recurring or extraordinary in nature. The gross margin derived from solar energy systems and product sales is included as an offset to Creation Cost since these sales are ancillary to the overall business model and lowers our overall cost of business. The sales, marketing, general and administrative costs in Creation Costs is inclusive of sales, marketing, general and administrative activities related to the entire business, including solar energy system and product sales. As such, by including the gross margin on solar energy system and product sales as a contra cost, the value of all activities of the Company’s segment are represented in the Net Subscriber Value.

Subscriber Value represents the per subscriber value of upfront and future cash flows (discounted at 6%) from Subscriber Additions in the period, including expected payments from customers as set forth in Customer Agreements, net proceeds from tax equity finance partners, payments from utility incentive and state rebate programs, contracted net grid service program cash flows, projected future cash flows from solar energy renewable energy credit sales, less estimated operating and maintenance costs to service the systems and replace equipment, consistent with estimates by independent engineers, over the initial term of the Customer Agreements and estimated renewal period. For Customer Agreements with 25 year initial contract terms, a 5 year renewal period is assumed. For a 20 year initial contract term, a 10 year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system.

Net Subscriber Value represents Subscriber Value less Creation Cost.

Total Value Generated represents Net Subscriber Value multiplied by Subscriber Additions.

Customers represent the cumulative number of Deployments, from the company’s inception through the measurement date.

Subscribers represent the cumulative number of Customer Agreements for systems that have been recognized as Deployments through the measurement date.

Networked Solar Energy Capacity represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date.

Networked Solar Energy Capacity for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date, that have been subject to executed Customer Agreements.

Networked Storage Capacity represents the aggregate megawatt hour capacity of our storage systems that have been recognized as Deployments, from the company’s inception through the measurement date.

Gross Earning Assets is calculated as Gross Earning Assets Contracted Period plus Gross Earning Assets Renewal Period.

Gross Earning Assets Contracted Period represents the present value of the remaining net cash flows (discounted at 6%) during the initial term of our Customer Agreements as of the measurement date. It is calculated as the present value of cash flows (discounted at 6%) that we would receive from Subscribers in future periods as set forth in Customer Agreements, after deducting expected operating and maintenance costs, equipment replacements costs, distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors. We include cash flows we expect to receive in future periods from state incentive and rebate programs, contracted sales of solar renewable energy credits, and awarded net cash flows from grid service programs with utilities or grid operators.

Gross Earning Assets Renewal Period is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term but before the 30th anniversary of the system’s activation (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for Subscribers as of the measurement date. We calculate the Gross Earning Assets Renewal Period amount at the expiration of the initial contract term assuming either a system purchase or a renewal, forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.

Net Earning Assets represents Gross Earning Assets, plus total cash, less adjusted debt and less pass-through financing obligations, as of the same measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures along with debt associated with the company’s ITC safe harboring facility. Because estimated cash distributions to our project equity partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.

Cash Generation is calculated using the change in our unrestricted cash balance from our consolidated balance sheet, less net proceeds (or plus net repayments) from all recourse debt (inclusive of convertible debt), and less any primary equity issuances or net proceeds derived from employee stock award activity (or plus any stock buybacks or dividends paid to common stockholders) as presented on the Company’s consolidated statement of cash flows. The Company expects to continue to raise tax equity and asset-level non-recourse debt to fund growth, and as such, these sources of cash are included in the definition of Cash Generation. Cash Generation also excludes long-term asset or business divestitures and equity investments in external non-consolidated businesses (or less dividends or distributions received in connection with such equity investments).

Annual Recurring Revenue represents revenue arising from Customer Agreements over the following twelve months for Subscribers that have met initial revenue recognition criteria as of the measurement date.

Average Contract Life Remaining represents the average number of years remaining in the initial term of Customer Agreements for Subscribers that have met revenue recognition criteria as of the measurement date.

Households Served in Low-Income Multifamily Properties represent the number of individual rental units served in low-income multi-family properties from shared solar energy systems deployed by Sunrun. Households are counted when the solar energy system has interconnected with the grid, which may differ from Deployment recognition criteria.

Positive Environmental Impact from Customers represents the estimated reduction in carbon emissions as a result of energy produced from our Networked Solar Energy Capacity over the trailing twelve months. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Positive Expected Lifetime Environmental Impact from Customer Additions represents the estimated reduction in carbon emissions over thirty years as a result of energy produced from solar energy systems that were recognized as Deployments in the period. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis, leveraging our estimated production figures for such systems, which degrade over time, and is extrapolated for 30 years. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Total Cash represents the total of the restricted cash balance and unrestricted cash balance from our consolidated balance sheet.

Investor & Analyst Contact:

Patrick Jobin
Senior Vice President, Finance & IR
investors@sunrun.com

Media Contact:

Wyatt Semanek
Director, Corporate Communications
press@sunrun.com